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Exhibit 5.1

[Letterhead of Pillsbury Winthrop LLP]

August 5, 2002

Fair, Isaac and Company, Incorporated
200 Smith Ranch Road
San Rafael, CA 94903-1996

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We are acting as counsel for Fair, Isaac and Company, Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of: (a) 175,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), pursuant to the 2002 Stock Bonus Plan of the Company; (b) 4,068,297 shares of Common Stock issuable pursuant to the HNC Software Inc. ("HNC") 1995 Equity Incentive Plan, as amended, HNC 1995 Directors Stock Option Plan, as amended, HNC 1995 Employee Stock Purchase Plan, as amended, HNC 1998 Stock Option Plan, as amended, HNC 2001 Equity Incentive Plan, Aptex Software Inc. 1996 Equity Incentive Plan, Advanced Information Management Solutions, Inc. Stock Option Plan, ONYX Technologies, Inc. 1999 Stock Plan, Systems/Link Corporation 1999 Stock Option Plan, The Center for Adaptive Systems Applications, Inc. 1995 Stock Option Plan, Risk Data Corporation 1992 Stock Option Plan, as amended, eHNC Inc. 1999 Equity Incentive Plan, as amended and eHNC Inc. 1999 Executive Equity Incentive Plan; and (c) the Company's Preferred Stock Purchase Rights that will be attached to and represented by the certificates issued for shares of the Common Stock (which Preferred Stock Purchase Rights have no market value independent of the Common Stock, to which they are attached).

        We are of the opinion that such shares, and the Company's Preferred Stock Purchase Rights, have been duly authorized and, when issued and sold in accordance with such plans, will be legally issued, fully paid and non-assessable, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the rights of creditors generally, and to general principals of equity. The foregoing opinion is limited to the federal laws of the United States, the laws of the State of California, and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Company's Registration Statement on Form S-8.

                      Very truly yours,

                      /s/ PILLSBURY WINTHROP LLP

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  Exhibit 5.1